Exhibit 99.1

Safe & Green Holdings Enters Definitive Agreement to Merge with Olenox and Machfu.com

Strategic Combination Poised to Drive Innovation in Energy and Industrial IoT

MIAMI—February 03, 2025 -- Safe & Green Holdings Corp. (NASDAQ: SGBX) (“Safe & Green Holdings” or the “Company”), a leading developer, designer, and fabricator of modular structures, today announced that it has entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") with New Asia Holdings, Inc. (“NAHD”), which owns Olenox Corp. (“Olenox”) and Machfu.com (“Machfu”), which are both innovative leaders in the energy and industrial IoT sectors.

Under the terms of the agreement, Safe & Green will acquire 100% of the outstanding securities of NAHD in exchange for the issuance of non-voting convertible preferred shares of the Company. This transaction marks a significant step forward in Safe & Green’s commitment to expanding its capabilities in sustainable energy and smart industrial automation.

Olenox is an advanced energy company with three vertically integrated business units: Oil & Gas Production, Energy Services, and Energy Technologies. The company specializes in acquiring and revitalizing underdeveloped energy assets, leveraging proprietary plasma pulse and ultrasonic cleaning tools to enhance production efficiency while reducing environmental impact. Olenox’s strategic focus on distressed oil and gas fields in Texas, Oklahoma, and Kansas has resulted in significant production growth, positioning the Company for long-term success in the energy sector.

Machfu is a leader in industrial IoT, with its flagship MachGateway® and Edge-to-Enterprise™ software solutions enabling seamless connectivity between legacy systems and modern digital infrastructure. With over 20,000 gateways deployed worldwide, Machfu’s technology enhances operational efficiency, predictive maintenance, and real-time analytics for industries including oil & gas, utilities, and manufacturing.

Following the merger, Safe & Green plans to integrate Olenox’s energy assets and Machfu’s IoT capabilities with its existing operations. The Company will leverage its modular fabrication expertise and existing infrastructure, including its Waldron facility in Durant, Oklahoma, to support new initiatives in sustainable energy and industrial automation. Management anticipates that these synergies will drive revenue growth, improve operational efficiencies, and create new opportunities for value creation.

“We believe that the combination of Olenox and Machfu with Safe & Green will create a diversified, high-growth company at the intersection of energy and technology,” said Michael McLaren, CEO of Safe & Green and founder of Olenox. “Olenox’s growing oil and gas portfolio, combined with Machfu’s cutting-edge IoT solutions, will provide a robust foundation for expansion into sustainable energy, automation, and digital transformation.”

The merger is structured as a two-step sign-and-close transaction. The conversion of the shares of preferred stock issued to NAHD shareholders into shares of common stock of the Company is subject to the approval of a majority of the Company’s common shareholders, approval by Nasdaq, and regulatory approvals. Further details regarding the transaction are available in the Company’s Form 8-K, which has been filed with the Securities and Exchange Commission.

About Safe & Green Holdings Corp.

Safe & Green Holdings Corp., a leading modular solutions company, operates under core capabilities which include the development, design, and fabrication of modular structures, meeting the demand for safe and green solutions across various industries. The firm supports third-party and in-house developers, architects, builders, and owners in achieving faster execution, greener construction, and buildings of higher value. For more information, visit https://www.safeandgreenholdings.com/ and follow us at @SGHcorp on Twitter.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Safe Harbor Statement

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions and include statements regarding the Company’s Merger Agreement with NAHD, , closing of such merger, the Company’s plans to leverage its existing facilities to support the combined company’s operations in the oil and gas industries. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to successfully complete the merger with NAHD, the timing to consummate the proposed acquisition, the diversion of management time on transaction-related issues, unexpected costs, charges or expenses resulting from the acquisition, potential litigation relating to the acquisition that could be instituted against the parties to Merger Agreement or their respective directors, managers or officers, including the effects of any outcomes related thereto, the Company’s ability to successfully leverage its existing facilities to support its planned new operations for the combined entity in the oil and gas industries, the effect of government regulation, the Company’s ability to maintain compliance with the NASDAQ listing requirements, and the other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and its subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

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